EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

JAYHAWK ENERGY HIRES NEW CHIEF FINANCIAL OFFICER

POST FALLS, Idaho. - September 30, 2008 - JayHawk Energy, Inc. (OTCBB: JYHW) (“JayHawk”) welcomes Thomas Ryman, C.P.A. to its management team in the capacity of Chief Financial Officer.  Mr. Ryman is a seasoned senior financial professional with over 20 years of experience supporting financial operations for various leading Fortune 500 institutions and international organizations.

Mr. Ryman’s background includes initial service with Arthur Andersen & Co. and Cities Service Oil Corporation where he gained extensive domestic and international exposure to the oil and gas, exploration and development, industries.  From 1988 through early 2008, Mr. Ryman developed and managed a successful public accounting and consulting practice in New Port Richey, Florida.  During this period he also provided specialist support in African, Middle Eastern, and U.S. financial management and regulatory reporting.

Mr. Ryman’s resume encompasses expertise in SEC report presentations, capital and operating budget preparation, MD&A development, and SOX compliance.  He has demonstrated a working knowledge of U.S. and foreign financial management and operational analysis and reporting in the oil and gas industry.  His international experience has been gained in such diverse business environments as Angola, Uganda, Saudi Arabia, and the Republic of the Congo.

Lindsay Gorrill, President & CEO of JayHawk Energy, said,  “As we look to grow our business, we diligently search for individuals who have distinguished credentials and the vision to help facilitate JayHawk’s progress in the energy exploration/exploitation markets.  Tom’s financial savvy and energy background will help us support our business model and identify opportunities to expand our operations.  He is a high caliber professional and will bring valuable insight to current and future projects. He will be a tremendous asset to our Company and management team as we continue to develop and execute opportunities within the industry and bring value to our shareholders.”

Mr. Ryman stated, "I’m delighted to join JayHawk’s management team and look forward to contributing to the Company’s future development and expansion.  My exposure to international operations and prominent oil and gas companies over the years provides me great confidence in my ability to accelerate JayHawk’s success in the marketplace.  I feel very fortunate to have been selected as a member of the management team, and I'm very excited about the Company’s future and the unique opportunities that lay ahead.”

About JayHawk Energy, Inc.
JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Cherokee Basin, Kansas and the Williston Basin, North Dakota. For more information please visit www.jayhawkenergy.com.

Investor Contact
Barry Gross
Gross Capital, Inc.
Telephone: (361) 949-4999
jayhawk@grosscapital.com

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Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.